CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment #504/506 to the Registration Statement on Form N-1A of Advisor Series Trust, and to the use of our report dated March 1, 2013 on the financial statements and financial highlights of The Capital Advisors Growth Fund and TacticalShares Dynamic Allocation Fund (the “Funds”), each a series of Advisors Series Trust.   Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

             /s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 26, 2013